EXHIBIT 11


                        Computation of Earnings Per Share
                                   (Unaudited)

                                                              Three Months Ended                      Six Months Ended
                                                          ---------------------------           -------------------------------
                                                          Sept. 30,          Sept. 30,          Sept. 30,               Sept. 30,
                                                            1997                1996              1997                    1997
                                                            ----                ----              ----                    ----

Weighted average common shares outstanding                     7,562,500         7,562,500          7,562,500           7,150,416
Dilutive effect of common equivalent  shares (a)                       -            38,900                  -              38,900
                                                               ---------         ---------          ---------           ---------
Weighted average shares outstanding                            7,562,500         7,601,400          7,562.500           7,189,316
                                                               =========         =========          =========           =========
Net Loss                                                   $ (1,059,218)      $(2,238,803)      $ (1,955,804)       $ (3,152,551)
Fully diluted earnings per share                           $       (.14)      $      (.31)      $       (.26)       $       (.44)



(a) Calculates the dilutive effect of outstanding stock options based upon the "Treasury Stock Method".

(b) As fully diluted earning per share and primary earnings per share are equal, only fully diluted earnings per share will be disclosed in the Form 10-QSB.